I, D. L. Godiner, Secretary of Laclede Gas Company, a Missouri corporation, do hereby certify that the attached is a true and correct copy of resolutions adopted by the Board of Directors of said Company at the duly called and held regular meeting of said Board on August 25, 1994, at which meeting a quorum was present and acted throughout, and that said resolutions are in full force and effect.
    IN WITNESS WHEREOF, I have set my hand and the seal of Laclede Gas Company this 30th day of August, 1994.



                                                  Donald L. Godiner
                                          -------------------------------
                                          Title:  Senior Vice President -
                                                  General Counsel and
                                                  Secretary






































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            RESOLUTIONS REGARDING AMENDMENTS TO THE
        LACLEDE GAS COMPANY WAGE DEFERRAL SAVINGS PLAN


     RESOLVED THAT,

     1. Subsection (a) of Section 4.2 of the Laclede Gas Company Wage Deferral Savings Plan ("Wage Deferral Plan") is replaced in its entirety, effective August 1, 1994, by the following:

     "(a) A Participant may elect to have a wage deferral by delivering to the Administrator a properly completed and signed wage deferral agreement in a form acceptable to the Administrator. Such agreement shall be a direction by the Participant to the Company to defer a portion of the Compensation that such Participant would otherwise receive by the percentage or dollar amount stated in such agreement, on the condition that the Company make a Wage Deferral Contribution in that amount on behalf of such Participant. Such agreement shall be delivered at least thirty (30) days in advance of its intended effective date (or such shorter period as the Administrator shall determine to be administratively feasible), which shall always be the first payroll date on or after the next succeeding Enrollment Date, and shall be effective beginning with the first payment of Compensation made on or after such Enrollment Date. All such wage deferrals shall be expressed as a percentage of Compensation (which must be at least nine-tenths percent (0.9%) of Compensation and which must be in one-tenth percent (0.1%) increments) or in dollar or half-dollar amounts (which at a minimum must be five dollars ($5.00) for each weekly payroll period), up to, but not exceeding, fifteen percent (15%) of the Participant's rate of Compensation determined prior to such deferral."

     2. Sections 6.1 through 6.3 of the Wage Deferral Plan are replaced in their entirety, effective August 1, 1994, by the following:

"6.1 Investment of Contributions
     Each Participant shall be permitted to direct the investment of his Account into any one (1) or more of the Investment Funds, provided, however, that (i) in the case of an investment direction under Section 6.2 of this Plan, at least twenty-five percent (25%) of the total amount of Wage Deferral Contribution and Matching Contribution with respect to such Participant shall be designated for investment in each Investment Fund selected by the Participant, and (ii) in the case of an investment direction for all or a portion of the accumulated balance of such Participant's Account under Section 6.3 of this Plan, at least ten percent (10%) of the total amount over which such investment direction is made shall be designated for each Investment Fund selected by the Participant.










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6.2  A Participant's Investment Direction for Current Contributions
     Subject to the provisions of Section 6.1 of this Plan, upon a Participant's election of a wage deferral received by the Administrator at least ten (10) days in advance of the first day of any calendar month and effective on the first payroll date of the calendar month after receipt of such election (the intended effective date), a Participant shall specify in writing the particular Investment Fund or Investment Funds into which the Wage Deferral and Matching Contributions thereafter allocable to him are to be invested, and the percentages to be invested in each such Investment Fund.

6.3 A Participant's Investment Direction for Accumulated Account Balances Either with or without changing his investment direction with respect to Contributions to be made thereafter, subject to the provisions of
     Section 6.1 of this Plan, a Participant may, by written notice given to the Administrator at least ten (10) days in advance of the first day of any calendar month (the intended effective date), direct that the accumulated balance in his Account be invested in one or more of the Investment Funds as soon as practicable on or after the intended effective date. The valuation of the Participant's Account as of the end of the month immediately preceding the intended effective date of such investment direction shall be controlling for purposes of implementing the investment direction. A change in investment direction under this Section 6.3 can be made only four times during any Plan Year."

     3. Subsection (a) of Section 5.1 of the Wage Deferral Plan is replaced in its entirety, effective August 1, 1995, by the following:
     "(a) Subject to subsection (b) of this Section 5.1, for each weekly payroll period, the Company shall contribute to the Trust under this Plan an amount (not to exceed three percent (3%) of the Compensation of such Participant for such payroll period) equal to one-half (1/2) of the wage deferral of each Participant for such payroll period, provided that the amount of such Matching Contribution shall not exceed the current and accumulated profits of the Company."

     FURTHER RESOLVED, that any action taken by this Company, any of its officers or plan administrators or any person delegated such authority by any of the foregoing, to effectuate the foregoing amendments is hereby ratified, confirmed, authorized and approved. The authority granted herein includes, but is not limited to: (A) making any necessary filings with any governmental agency (including, without limitation, the Internal Revenue Service, the Department of Labor, and the Securities and Exchange Commission); (B) preparing amendments to the Wage Deferral Plan; (C) notifying The Boatmen's Trust Company, Trustee of the Wage Deferral Plan, of such amendments; and (D) doing all acts and things and executing on behalf of this Company all amendments, instruments, notices, letters, contracts, documents and certificates of any and every kind that may be necessary or appropriate to carry out the terms and/or intention of these resolutions.






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